Biote Reports Fourth Quarter and Full Year 2025 Financial Results

Executing efficiently on strategic priorities

Continued salesforce expansion to capture large growth opportunity

Anticipate a return to procedure revenue growth in the second half of 2026

Fourth Quarter 2025 Financial Highlights

•
Revenue of $46.4 million
•
Gross profit margin of 68.0%
•
Net income of $2.6 million and diluted earnings per share attributable to biote Corp. stockholders of $0.06, compared to net income of $3.5 million and diluted earnings per share attributable to biote Corp. stockholders of $0.10 in the fourth quarter of 2024
•
Adjusted EBITDA1 of $11.7 million and Adjusted EBITDA margin1 of 25.2%

Full Year 2025 Financial Highlights

•
Revenue of $192.2 million
•
Gross profit margin of 71.5%
•
Net income of $31.6 million and diluted earnings per share attributable to biote Corp. stockholders of $0.74 per diluted share, compared to net income of $0.05 million and diluted earnings per share attributable to biote Corp. stockholders of $0.09 in 2024
•
Adjusted EBITDA1 of $53.5 million and Adjusted EBITDA margin1 of 27.8%

IRVING, TX–(BUSINESS WIRE)–March 11, 2026–Biote (NASDAQ: BTMD), a leader in innovative hormone optimization and healthy aging solutions that advance the healthspan of our practitioners’ patients, today announced financial results for the fourth quarter and full year ended December 31, 2025.

“Over the past twelve months, Biote has focused on our strategic priorities which are designed to drive sustainable profitable growth and create long-term value for stockholders,” said Bret Christensen, Biote’s Chief Executive Officer. “Through our decisive actions, we are rebuilding and expanding our commercial sales coverage, strengthening our relationships with top-tier providers and instilling a high-performance culture that empowers our team to scale our business efficiently. While our commercial transition impacted our overall financial performance in 2025 as we expected, we anticipate a return to procedure revenue growth in the second half of 2026.”

Mr. Christensen continued, “Our fourth quarter financial results reflected our disciplined execution as we implemented enhancements to our business operations. While I am pleased with the progress we have achieved so far, we still have work to do to optimize our performance and reach our strategic

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1Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

objectives. I remain confident we are on the right path to further strengthen our capabilities, advance patient health and wellness, and drive sustainable long-term growth.”

2025 Fourth Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Total revenue was $46.4 million, a decrease of 6.9% from $49.8 million. Procedure revenue of $31.8 million declined 13.0%, partially offset by 16.0% growth in dietary supplements revenue of $11.7 million.

Gross profit margin was 68.0%, as compared to 71.8%, primarily due to a $1.3 million charge to inventory during the fourth quarter of 2025 as a result of the voluntary recall of specific lots of hormone pellets shipped by Asteria Health. Without this charge, our gross profit margin reflects the benefit of efficiencies gained from the vertical integration of our 503B manufacturing facility and effective cost management.

Operating income increased 146.8% to $6.8 million from $2.8 million due to lower operating expenses, related to legal matters and a temporary decrease in headcount from our sales reorganization.

Net income was $2.6 million and diluted earnings per share attributable to biote Corp. stockholders was $0.06, as compared to net income of $3.5 million and diluted earnings per share attributable to biote Corp. stockholders of $0.10. Net income for the fourth quarter of 2025 included a gain of $1.2 million, while net income for the fourth quarter of 2024 included a loss of $0.8 million due to changes in the fair value of the earnout liabilities for the respective periods.

Adjusted EBITDA of $11.7 million decreased 22.8% from $15.1 million, while Adjusted EBITDA margin declined to 25.2% from 30.3%. Both Adjusted EBITDA and Adjusted EBITDA margin decreased from the prior-year quarter due to lower sales and reduced gross profit, partially offset by lower operating expenses as a result of our sales reorganization.

2025 Full Year Financial Review

(All financial result comparisons made are against the prior year unless otherwise noted)

Revenue for 2025 was $192.2 million, a decrease of 2.5% from $197.2 million in 2024. Procedure revenue of $137.0 million declined 8.8%, partially offset by 19.1% growth in dietary supplements revenue of $42.9 million.

Gross profit margin for 2025 was 71.5% compared to 70.5% for 2024 primarily due to a $1.3 million charge to inventory during the fourth quarter of 2025 as a result of the voluntary recall of specific lots of hormone pellets shipped by Asteria Health referenced above. Without this charge our gross profit margin reflects efficiencies gained from the vertical integration of our 503B manufacturing facility and effective cost management.

Operating income for 2025 was $35.6 million, an increase of 12.5% compared to operating income of $31.6 million for 2024. Operating income improved in 2025 primarily due to a temporary decrease in headcount from our sales reorganization.

Net income for 2025 was $31.6 million and diluted earnings per share attributable to biote Corp. stockholders was $0.74, compared to net income of $0.05 million and diluted earnings per share attributable to biote Corp. shareholders of $0.09 in 2024.

Adjusted EBITDA for 2025 was $53.5 million, a decrease of 8.1% from $58.2 million, while Adjusted EBITDA margin declined to 27.8% from 29.5%. Both Adjusted EBITDA and Adjusted EBITDA margin declined from the prior year primarily due to lower sales and gross profit, partially offset by lower operating expenses.

Summary and 2026 Financial Outlook

Mr. Christensen concluded, “Because of the actions we took over the past year, Biote enters 2026 as a more agile and more disciplined organization that is better positioned to capture the growth opportunity in the hormone therapy and therapeutic wellness market. In order to realize our full potential, we plan to continue to significantly invest in our sales and technology capabilities in 2026, further expanding our commercial team to drive increased and sustainable long-term growth. While this strategic initiative will contribute to a meaningful step-up in operating expenses in 2026, we believe this investment is essential to accelerate growth from new providers, expand our market opportunity and deepen engagement with existing practitioners. As we begin to realize the benefits of our planned sales investments, we anticipate a return to growth in the second half of 2026, despite an anticipated procedure revenue decrease in the first half of 2026.”

($ in millions)	2026 Guidance
Revenue	Above $190 million
Adjusted EBITDA[2]	Above $38 million

•
2026 Procedure revenue is expected to decrease at a mid to high single digit percentage rate year- over-year in the first half of 2026, with an expected return to growth in the second half of 2026.
•
2026 Dietary supplements revenue is expected to grow at a mid to high single digit rate from 2025.

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2 Please see “Forward-Looking Non-GAAP Financial Measures" below for additional information about forward-looking Adjusted EBITDA.

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Wednesday, March 11, 2026. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: Biote Fourth Quarter and Full Year 2025 Earnings Conference Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, at ir.biote.com, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, inventory fair value write-up, transaction-related expenses, restructuring-related expenses, certain other expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and
•
Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote advances the healthspan of our Practitioners’ patients by providing innovative hormone optimization and healthy aging solutions. Through our network of Biote certified providers, we collaborate with leading clinicians to restore vitality and promote vibrant aging.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “outlook,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “hope,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: our investment in our sales and technology capabilities and its anticipated benefits on our business; anticipated benefits and successful execution of our organizational restructuring; the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; changes to international tariffs, U.S. trade policy or similar government actions; geopolitical tensions; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including the impact of hurricane and other natural disasters; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of Biote’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2025, as supplemented by Biote’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, and other documents filed by Biote from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$24,123	$39,342
Accounts receivable, net	6,868	7,631
Inventory, net	19,064	14,845
Other current assets	4,615	6,309
Total current assets	54,670	68,127
Property and equipment, net	10,753	6,973
Capitalized software, net	4,525	3,877
Goodwill	5,833	5,833
Intangible assets, net	4,266	5,500
Operating lease right-of-use assets	2,701	3,246
Deferred tax assets, net	24,793	28,742
Other non-current assets	72	72
Total assets	$107,613	$122,370

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,826	$5,813
Accrued expenses	9,806	11,293
Term loan, current	6,250	6,250
Deferred revenue, current	3,017	2,961
Earnout liabilities, current	—	100
Operating lease liabilities, current	592	523
Share repurchase liabilities, current	18,500	24,574
Total current liabilities	44,991	51,514
Term loan, net of current portion	95,782	101,199
Revolving loans	5,000	—
Deferred revenue, net of current portion	1,097	1,553
Operating lease liabilities, net of current portion	2,298	2,890
Share repurchase liabilities, net of current portion	—	44,300
Other non-current liability	344	1,500
TRA liability	4,386	4,479
Earnout liabilities, net of current portion	4,112	17,135
Total liabilities	158,010	224,570
Commitments and contingencies
Stockholders’ Deficit
Preferred stock	—	—
Class A common stock	3	3
Class V voting stock	1	1
Additional paid-in capital	—	—
Accumulated deficit	(49,549)	(100,297)
Accumulated other comprehensive loss	(29)	(35)
Treasury stock, at cost	(8,965)	(5,600)
biote Corp.’s stockholders’ deficit	(58,539)	(105,928)
Noncontrolling interest	8,142	3,728
Total stockholders’ deficit	(50,397)	(102,200)
Total liabilities and stockholders’ deficit	$107,613	$122,370

Biote Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income (In Thousands, except share and per share amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Product revenue	$45,289	$48,288	$186,924	$192,240
Service revenue	1,119	1,546	5,295	4,951
Total revenue	46,408	49,834	192,219	197,191
Cost of revenue
Cost of products	13,889	13,163	51,149	55,087
Cost of services	946	876	3,709	3,043
Cost of revenue	14,835	14,039	54,858	58,130
Selling, general and administrative	24,744	33,028	101,810	107,450
Income from operations	6,829	2,767	35,551	31,611
Other income (expense), net:
Interest expense, net	(2,471)	(3,222)	(10,961)	(11,001)
Gain (loss) from change in fair value of earnout liabilities	1,247	(780)	13,023	(19,605)
Other income (expense), net	(2)	15	(29)	11
Total other income (expense), net	(1,226)	(3,987)	2,033	(30,595)
Income (loss) before provision for income taxes	5,603	(1,220)	37,584	1,016
Income tax (benefit) expense	2,986	(4,703)	5,987	970
Net income	2,617	3,483	31,597	46
Less: Net income (loss) attributable to noncontrolling interest	663	(220)	4,552	(3,111)
Net income attributable to biote Corp. stockholders	$1,954	$3,703	$27,045	$3,157

Other comprehensive income (loss):
Foreign currency translation adjustments	1	(5)	6	(15)
Other comprehensive income (loss)	1	(5)	6	(15)
Comprehensive income	$2,618	$3,478	$31,603	$31

Net income per common share
Basic	$0.06	$0.12	$0.86	$0.09
Diluted	$0.06	$0.10	$0.74	$0.09
Weighted average common shares outstanding
Basic	30,697,868	31,281,693	31,283,245	34,270,809
Diluted	30,826,891	37,290,059	36,666,766	34,270,809

Biote Corp.

Condensed Consolidated Statements of Cash Flows (In Thousands) (Unaudited)

	Year Ended December 31,
	2025	2024
Operating Activities
Net income	$31,597	$46
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,670	3,574
Bad debt expense	1,721	1,490
Amortization of debt issuance costs	833	819
Provision for obsolete inventory	2,023	503
Non-cash lease expense	545	815
Non-cash interest on share repurchase liability	3,184	2,620
Share-based compensation expense	8,921	8,735
(Gain) loss from change in fair value of earnout liabilities	(13,023)	19,605
Deferred income taxes	3,975	(2,898)
Changes in operating assets and liabilities:
Accounts receivable	(958)	(2,267)
Inventory	(6,242)	3,714
Other assets	1,694	2,882
Accounts payable	1,013	1,545
Deferred revenue	(400)	190
Accrued expenses	(2,743)	4,632
Payments pursuant to TRA	(93)	—
Operating lease liabilities	(523)	(762)
Net cash provided by operating activities	35,194	45,243
Investing Activities
Purchases of property and equipment	(5,015)	(6,430)
Purchases of capitalized software	(1,849)	(526)
Acquisitions, net of cash acquired	—	(11,842)
Net cash used in investing activities	(6,864)	(18,798)
Financing Activities
Repurchases of Class A common stock	(3,365)	(5,599)
Borrowings on revolving loans	5,000	—
Principal repayments on term loan	(6,250)	(6,250)
Payments on repurchase liability	(37,581)	(62,162)
Proceeds from exercise of stock options	226	2,390
Issuance of stock under purchase plan	142	282
Distributions	(1,727)	(4,744)
Net cash used in financing activities	(43,555)	(76,083)
Effect of exchange rate changes on cash and cash equivalents	6	(22)
Net decrease in cash and cash equivalents	(15,219)	(49,660)
Cash and cash equivalents at beginning of period	39,342	89,002
Cash and cash equivalents at end of period	$24,123	$39,342
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$7,877	$9,535
Cash paid for income taxes	$2,752	$2,593
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$—	$50
Shares issued to acquire Simpatra	$—	$1,841

Biote Corp.

Reconciliation of Adjusted EBITDA to Net Income (Unaudited)

The following table presents a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income margin and Adjusted EBITDA margin, for each of the periods indicated.

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands)	2025	2024		2025	2024
Net income	$2,617	$3,483		$31,597	$46
Interest expense, net(1)	2,471	3,222		10,961	11,001
Income tax (benefit) expense	2,986	(4,703)		5,987	970
Depreciation and amortization(2)	951	1,138		3,670	3,574
Share-based compensation expense(3)	2,198	1,886	`	8,921	8,735
Litigation expenses-former owner(4)	14	261		314	972
Litigation-other(5)	387	2,195		1,602	2,688
Legal settlement and related expenses(6)	—	5,000		(226)	5,018
Inventory fair value write-up(7)	—	—		—	1,324
Transaction-related expenses(8)	—	—		—	82
Restructuring-related expenses(9)	(14)	—		572	—
Other expenses(10)	1,311	1,837		2,996	3,191
Merger and acquisition expenses(11)	—	24		110	1,019
(Gain) loss from change in fair value of earnout liabilities	(1,247)	780		(13,023)	19,605
Adjusted EBITDA	$11,674	$15,123		$53,481	$58,225
Total revenue	$46,408	$49,834		$192,219	$197,191
Net income margin(12)	5.6%	7.0%		16.4%	0.0%
Adjusted EBITDA margin(13)	25.2%	30.3%		27.8%	29.5%
(1)
Represents cash and non-cash interest on our debt obligations, commitment fees for our unused Revolving Loans, net of interest income earned on our money market account. For the years ended December 31, 2025 and 2024, interest expense, net included $3.2 million and $2.6 million, respectively, of accreted interest related to the share repurchase liabilities.
(2)
Represents depreciation expense on property and equipment, amortization expense on capitalized software and amortization expense on purchased intangible assets. Depreciation expense of $0.4 million and $0.03 million was included in cost of products for the years ended December 31, 2025 and 2024, respectively.
(3)
Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including stock options and restricted stock units.
(4)
Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.
(5)
Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(6)
Represents litigation settlements of legal matters.
(7)
Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisition of Asteria Health.
(8)
Represents transaction costs including legal fees of $0.08 million during the year ended December 31, 2024 which were incurred in connection with the filing of, and transactions contemplated by, our securities offerings during the year ended December 31, 2024. No such filing fees were incurred during the year ended December 31, 2025.
(9)
Represents restructuring costs incurred during the year ended December 31, 2025 related to a workforce reduction primarily within our commercial organization.
(10)
Represents an inventory impairment charge of $1.3 million related to the January 2026 voluntary recall of select lots of bioidentical hormone pellets shipped by Asteria Health between May 2025 and January 2026, executive severance costs of $1.2 million and strategic consulting and legal fees related to the Chief Executive Officer transition of $0.4 million. For the year ended December 31, 2024, this amount represents executive severance costs of $2.0 million, strategic consulting and advisory service fees of $0.6 million, professional services fees of $0.4 million related to the accounting treatment of the share repurchase liabilities and estimated excise tax related to the repurchase of Class A common stock of $0.2 million.

(11)
Represents legal fees and professional fees totaling $0.1 million incurred during the year ended December 31, 2025 to finalize the purchase price allocation of Asteria Health and for other strategic opportunities to expand the business. For the year ended December 31, 2024, this amount represents professional fees of $0.3 million and legal fees of $0.7 million which were associated with strategic opportunities to expand the business.
(12)
Net income margin is defined as net income divided by total revenue.
(13)
Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com